EXHIBIT 5.1

FORM OF LEGAL OPINION

Strasburger & Price, LLP

600 Congress Avenue, Suite 2600

Austin, Texas 78701

512-499-3600

512-499-3660 (Fax)

September 28, 2001

National Health & Safety Corporation

3811 Bee Cave Road

Suite 210 Austin, Texas 78746

Re: Registration Statement on Form S-2

Registration No. 333-62628

Gentlemen:

We have acted as counsel for National Health & Safety Corporation, a Utah Corporation (the "Company"), in connection with the offering of 50,008,840 shares of common stock (the "Shares") being registered on behalf of the shareholders of the Company (the "Selling Shareholders"), as described in the Registration Statement on Form S-2 to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

We have examined copies of:

  the Registration Statement and the Exhibits thereto;
  the Company's Fourth Amended Joint Plan of Reorganization dated August 21, 2000, Case No. 99-18339-DWS, U.S. District Court, Eastern District of Pennsylvania (the "Plan");
  the Company's Fourth Amended Disclosure Statement with Respect to the Plan;
  Order Confirming the Plan dated November 27, 2000.

We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Based upon the foregoing, including the Plan and the bankruptcy court's order approving the Plan, and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; and (b) the Shares to be sold for the account of the Selling Shareholders shall have been sold as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the Shares pursuant to and as contemplated by the Registration Statement.

Very truly yours,

Strasburger & Price, LLP

___ Lee Polson ________________

By: Lee Polson, Partner